EXHIBIT 99.2

YUME, INC.

EXECUTIVE SEVERANCE PLAN

Effective February 13, 2015

I.	Purpose

The YuMe, Inc. Executive Severance Plan (this or the “Plan”) is intended to implement the Executive Severance Policy previously approved by the Board of Directors of YuMe, Inc. (the “Company”). The Plan is intended to provide assistance to eligible executives of the Company in the event of certain terminations of employment called “Qualifying Terminations,” as described below. The Plan is effective upon its adoption. This document includes the provisions of the Plan and the provisions of the Summary Plan Description applicable to eligible employees.

II.	Who Is Eligible To Participate

A regular full-time employee is eligible for benefits under this Plan (except as hereinafter described) if the employee (A) is the Chief Executive Officer or a vice president or more senior executive who reports directly to the Chief Executive Officer (“Executive”) and (B) experiences a Qualifying Termination.

To be eligible under the Plan for any benefits, all of the following must also be satisfied:

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the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims (“General Release”). The General Release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to the Executive within thirty (30) days after the Executive’s Separation. The Executive must execute and return the General Release within the time period specified in the form. However, an Executive’s heirs or beneficiaries who become eligible for benefits as a result of an Executive’s death are not required to provide a General Release; and

●

the Executive fulfills all of his or her obligations to the Company with respect to confidential information, inventions, non-competition and the like and with respect to such other obligations as may from time to time be required by the Company; and

●	the Executive returns all Company property in Executive's possession on or before Executive's last day of employment.

III.	Qualifying Termination; Definitions

The following terms will have the meanings ascribed for purposes of this Plan:

“Cause” means (i) Executive’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Executive’s willful breach of any of his or her obligations under any written agreement or covenant with the Company; provided that Executive must be provided with written notice of Executive’s termination for “Cause” and Executive must be provided with a thirty (30) day period following Executive’s receipt of such notice to cure the event(s) that trigger “Cause” (to the extent curable), with the Company’s Board of Directors or a committee thereof making the final determination whether Executive has cured any Cause. The determination as to whether an Executive is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Executive.

“Change in Control.” For all purposes under this Plan, “Change in Control” shall mean a “Corporate Transaction” as such term is defined in the Equity Plan, provided that the transaction also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” shall have the meaning ascribed to such term in the Equity Plan.

“Equity Plan” shall mean the Company’s 2013 Equity Incentive Plan, as may be amended from time to time.

“Founder” shall mean Jayant Kadambi and/or Ayyappan Sankaran.

“Good Reason” means, without the Executive’s consent, (i) a material reduction in the Executive’s level of responsibility and/or scope of authority, (ii) a material reduction in Executive’s base salary (other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as for the Executive), or (iii) relocation of the Executive’s principal workplace by more than 35 miles from Executive’s then current place of employment. For the purpose of clause (i), a change in responsibility shall not be deemed to occur (A) solely because Executive is part of a larger organization, or (B) solely because of a change in title. For the Executive to receive the benefits under this Plan as a result of a voluntary resignation for Good Reason, all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within 120 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have thirty (30) days from the date of such notice to acknowledge in writing that the Executive is resigning for Good Reason and is entitled to receive the benefits under this Plan, or remedy the condition and, if it remedies the condition, the Executive may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within six (6) months of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve (12) months following the occurrence of a Change in Control, the Executive may assert Good Reason again subject to all of the conditions set forth herein.

“Qualifying CIC Termination” means a Separation within twelve (12) months following a Change in Control or within three (3) months preceding a Change in Control if (i) the Company terminates the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigns his or her employment for Good Reason. In the case of a termination before a Change in Control, solely for purposes of benefits under this Plan, the date of Separation will be deemed the date the Change in Control is consummated.

“Qualifying Death or Disability Termination” means the Executive’s death or a Separation as a result of Disability that is not a Qualifying CIC Termination.

“Qualifying Non-CIC Termination” means a Separation more than twelve (12) months following a Change in Control or more than three (3) months preceding a Change in Control if the Company terminates the Executive’s employment for any reason other than Cause or Disability.

A “Qualifying Termination” is a Qualifying CIC Termination, a Qualifying non-CIC Termination or a Qualifying Death or Disability Termination.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

IV.	Benefits Under The Plan

Benefits will be as follows for an eligible Executive who has a Qualifying Termination under this Plan:

Cash Severance Payment

Except for the Chief Executive Officer or Founder, if the Executive is subject to a Qualifying CIC Termination, then the Company shall pay the Executive twelve (12) months of his or her monthly base salary. Except for the Chief Executive Officer or Founder, if the Executive is subject to a Qualifying non-CIC Termination, then the Company shall pay the Executive six (6) months of his or her monthly base salary.

If Executive was the Chief Executive Officer or a Founder at the time of his or her Separation and if the Executive is subject to a Qualifying CIC Termination, then the Company shall pay the Executive eighteen (18) months of his or her monthly base salary. If Executive was the Chief Executive Officer or a Founder at the time of his or her Separation and if the Executive is subject to a Qualifying non-CIC Termination, then the Company shall pay the Executive twelve (12) months of his or her monthly base salary.

In all cases, base salary shall be based on the rate in effect immediately prior to the actions that resulted in the Qualifying Termination. The cash severance payment shall be paid in accordance with the Company’s standard payroll procedures. The Executive will receive his or her severance payment in a cash lump-sum which will be made on the sixtieth (60th) day following the Separation, provided that the following have already occurred:

the date of Executive’s Qualifying Termination;

the date of the Company’s receipt of the Executive’s executed General Release (as described above); and

the expiration of any rescission period applicable to the Executive’s executed General Release.

Equity

The following acceleration benefits will apply to an eligible Executive to the extent applicable:

(A)     If the Executive is subject to a Qualifying CIC Termination, and provided Executive has been employed by the Company for at least one year, then each of Executive’s then outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to 100% of the then unvested shares subject thereto.

(B)     If the Executive is subject to a Qualifying CIC Termination, and Executive has been employed by the Company for less than one year, then each of Executive’s then outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to 25% of the then unvested shares subject thereto.

(C)     If the Executive is subject to a Qualifying Death or Disability Termination, then each of Executive’s then outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to 25% of the then unvested shares subject thereto.

(D)     In the case of the Chief Executive Officer or a Founder, if the Executive is subject to a Qualifying Non–CIC Termination, then each of Executive’s then outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to 25% of the then unvested shares subject thereto.

“Equity Award” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. The accelerated vesting described above shall be effective as of the Separation. Subject to Section 409A, all RSUs vested at the date of the Change in Control shall be settled upon or within thirty (30) days following the Change in Control; all RSUs that vest after the Change in Control shall settle within thirty (30) days of vesting. In all other cases, RSUs shall settle in accordance with the existing terms of the award agreement evidencing such RSUs.

If the Executive is subject to a Qualifying Termination, then the period of time to exercise options following a cessation of service shall be extended to one year or such longer period otherwise provided in the Executive’s option agreement, but not beyond the expiration date of the option. The foregoing extension to the exercise period will cause an incentive stock option to be reclassified as a non-qualified stock option, in certain cases upon effectiveness of this Plan, and, accordingly, at time of exercise, Executive will be required to satisfy all applicable tax withholding requirements that become due upon exercise of the options.

Health/Dental/Vision

Participation in the health, dental, vision and other employee benefits ends on the date of Separation. Executives may be eligible for continuation coverage under applicable law. If the Executive is subject to a Qualifying Termination, and if Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the twelve (12) month period following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another health, dental or vision insurance plan by a subsequent employer. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage, and shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (a) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (b) the last day of the twelve (12) month period after the Separation. The cash payments made pursuant to this provision shall be paid in accordance with the Company’s standard payroll procedures.

Other Benefits

All other benefits will cease on the termination date. No portion of the payments made pursuant to this Plan may be contributed to the Company’s 401(k) Plan or counted as compensation for purposes of calculating pension benefits. The amount of benefits, if any, under any other benefit plan shall be governed by the terms of the relevant plan.

V.	Tax Considerations; 280G

Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

409A. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Notwithstanding anything else provided herein, to the extent any payments provided under this Plan in connection with Executive’s termination of employment constitute deferred compensation subject to Section 409A, and Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6) month period measured from Executive’s separation from service from the Company or (ii) the date of Executive’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to employee including, without limitation, the additional tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

280G; Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Plan or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the paragraph below entitled “Adjustments,” such Payments shall be either (A) provided in full pursuant to the terms of this Plan or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this paragraph shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this paragraph, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this paragraph. In the event that (B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Independent Tax Counsel shall determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then the paragraph below entitled “Adjustments” shall apply, and the enforcement of the paragraph below entitled “Adjustments” shall be the exclusive remedy to the Company.

Adjustments. If, notwithstanding any reduction described above (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this subsection, Executive shall pay the Excise Tax.

VI.	ERISA Plan

This Plan is intended to comply with all applicable requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations promulgated thereunder for top hat welfare benefit severance plans and is to be interpreted in a manner consistent with such requirements.

VII.	Claims Procedures

The following shall apply with respect to the claims of employees (or former employees) for benefits under the Plan. The Plan Administrator shall notify a claimant in writing within thirty (30) days of the claimant’s written application for benefits of his/her eligibility or noneligibility for benefits under the Plan. If the Plan Administrator determines that the claimant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provision of the Plan on which the denial is based, (c) a description of any additional information or material necessary for the claimant to perfect his claim, and a description of why it is needed, and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have his claim reviewed. If the claimant is determined by the Plan Administrator to be not eligible for benefits, or if the claimant believes that s/he is entitled to greater or different benefits, s/he shall have the opportunity to have his/her claim reviewed by the Plan Administrator by filing a petition for review with the Plan Administrator within thirty (30) days after receipt by him/her of the notice issued by the Plan Administrator. Within thirty (30) days after receipt by the Plan Administrator of the petition, the Plan Administrator shall afford the claimant an opportunity to present his/her position to the Plan Administrator orally or in writing, and the Plan Administrator shall notify the claimant of its decision in writing within the thirty (30) day period, stating specifically the basis of the decision.

VIII.	Administration

The “Plan Administrator” is the Company, which shall interpret the provisions of the Plan. Any determination by the Plan Administrator is final, binding and conclusive.

IX.	Amendments And Termination

The Company may amend the Plan, in whole or in part, at any time and from time to time. The Company may terminate the Plan and any benefits payable thereunder at any time. Notwithstanding the foregoing, no amendment or termination of the Plan may curtail benefits under the Plan to any employee who has actually commenced receiving such benefits.

X.	Miscellaneous

The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of California (other than their choice-of-law provisions).

Neither the adoption nor maintenance of the Plan shall be deemed to be a contract of employment between the Company and any employee. Nothing contained herein shall give any employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time with or without cause or prior notice, nor shall it give the Company the right to require any employee to remain in its employ or to interfere with the employee's right to terminate his/her employment at any time.

For any equity award that is outstanding on the date of adoption of this Plan, Executive shall receive the vesting acceleration provisions set forth in the existing equity award agreement or the vesting acceleration benefits set forth in this Plan, whichever arrangement would cause Executive to vest in the largest number of shares or largest portion of the Equity Award. Except as set forth in the preceding sentence, this Plan supersedes any and all cash severance arrangements and vesting acceleration arrangements under any prior severance policy, option agreement, restricted stock unit agreement, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change in control severance arrangements pursuant to an employment agreement or offer letter. In no event shall any individual receive cash severance benefits under both this Plan and any other severance pay or salary continuation program, plan or other arrangement with the Company.

Any notice permitted or required under the Plan must be in writing and must be e-mailed, hand delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the General Counsel of the Company, if to the Company, or to the address last shown on the records of the Company, if to an employee. Any such notice shall be effective as of the date of e-mail, hand delivery or mailing.